Exhibit 2.3

SECOND AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT

This Second Amendment to Asset Purchase and Sale Agreement (this “Amendment”) is entered into as of June 30, 2015, by and between SWAN EXPLORATION LLC, a Colorado limited liability company (“Seller”), and LILIS ENERGY, INC., a Nevada corporation (“Purchaser”). Seller and Purchaser are sometimes collectively referred to herein as the “Parties,” or individually as a “Party.”

RECITALS

A.      Seller and Purchaser previously entered into an Asset Purchase and Sale Agreement dated April 30, 2015, as amended by a First Amendment to Asset Purchase and Sale Agreement dated as of June 9, 2015 (collectively, the “Agreement”), for the purchase and sale of certain Properties and Assets located in Weld County, Colorado. Capitalized terms used by not defined herein shall have the meanings assigned to them in the Agreement.

B.      The Parties desire to amend the Agreement to provide for extension of the Closing Date in the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and the payments, conveyances and assignments provided for herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.      Purchaser shall pay to Seller an extension fee in the amount of $2,500.00 in immediately available funds (the “First Extension Fee”) no later than 5:00 o’clock p.m. local Denver, Colorado time on July 1, 2015. The First Extension Fee is consideration to Seller for extending the Closing Date until July 13, 2015, as provided in paragraph 2 below, is non-refundable, and is not to be applied as a credit to the Purchase Price.

2.      Section 12.1 is hereby deleted in its entirety, and replaced with the following:

“12.1 Time and Place of the Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m. local Denver, Colorado time on July 13, 2015 (such date, or any subsequent date as determined pursuant to Section 12.2, the “Closing Date”). The Closing shall take place at the offices of Seller in Greenwood Village, Colorado, or such other place as the Parties may agree upon.”

3.       Section 12.2 is hereby deleted in its entirety, and replaced with the following:

“12.2 Change of the Closing Date. Purchaser shall have the options to further extend the Closing Date, subject to the following terms and conditions:

12.2.1 In the event Closing does not take place on July 13, 2015, then Purchaser may further extend the Closing Date to July 27, 2015, by paying to Seller an extension fee in the amount of $150,000.00 in immediately available funds (the “Second Extension Fee”) no later than 5:00 o’clock p.m. local Denver, Colorado time on July 13, 2015. The Second Extension Fee is consideration to Seller for extending the Closing Date until July 27, 2015, as provided in this Section 12.2.1, is non-refundable, and is not to be applied as a credit to the Purchase Price.

12.2.2 In the event Closing does not take place on July 27, 2015, then Purchaser may further extend the Closing Date to August 10, 2015, by paying to Seller an extension fee in the amount of $250,000.00 in immediately available funds (the “Third Extension Fee”) no later than 5:00 o’clock p.m. local Denver, Colorado time on July 27, 2015. The Third Extension Fee is consideration to Seller for extending the Closing Date until August 10, 2015, as provided in this Section 12.2.2, is non-refundable, and is not to be applied as a credit to the Purchase Price.

4.       Seller shall deliver the Closing Adjustment Statement to Purchaser no later than 5:00 o’clock p.m. on July 9, 2015; provided, however, in the event the Closing does not occur on July 13, 2015, and Purchaser timely elects to extend the Closing Date as provided in Section 12.2 of the Agreement, then Seller shall deliver the Closing Adjustment Statement to Purchaser no later than 5:00 o’clock p.m. local Denver Colorado time on the date that is three (3) business days prior to the scheduled Closing Date. The Parties shall have the rights and obligations with respect to the Closing Adjustment Statement as set forth in Section 12.3 of the Agreement; provided, however, that upon approval by the Parties of the Closing Adjustment Statement no further changes will be made thereto except for the items of revenue and expense contemplated by Section 2.4.3 and Section 2.4.7 of the Agreement, with any such changes being subject to due diligence review by Purchaser.

5.       Except as amended by this Amendment, the Parties each hereby ratify each of the remaining terms and provisions of the Agreement.

6.       This Amendment may be executed in counterparts and delivered via facsimile or by other electronic delivery, each of which will be an original and all of which together shall constitute one and the same instrument.

[Signatures Appear On Following Page]

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IN WITNESS WHEREOF, this Second Amendment to Asset Purchase and Sale Agreement has been signed by each of the Parties as of the date first written above.

SELLER:	SWAN EXPLORATION LLC,
a Colorado limited liability company

	By:	/s/ Brandon Davis
Brandon Davis, Manager/CEO

PURCHASER:	LILIS ENERGY, INC.,
a Nevada corporation

	By:	/s/ Kevin Nanke
Kevin Nanke, Executive Vice President and Chief Financial Officer

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